Exhibit 99.1

          DiamondRock Hospitality Announces Tax Treatment of its 2005 Dividends

          BETHESDA, Md., Jan. 27 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH), a real estate investment trust, announced today the following tax treatment of its 2005 distributions.

          Common Shares (CUSIP Numbers: 252784301, 252784103, 252784202, U25268100)

			2005 taxable Dividends		2005 Non- Taxable Dividends

Record Date	Payable Date	Total Cash Distribution per Share	Taxable as Ordinary Income per Share	Taxable as Qualified Dividend per Share	Return of Capital per Share

6/17/05	6/28/05	$0.032600	$0.027702	$0.004898	$0.000000
9/09/05	9/27/05	$0.172500	$0.146583	$0.025917	$0.000000
12/30/05	1/17/06	$0.090623	$0.077008	$0.013615	$0.000000
Totals		$0.295723	$0.251293	$0.044430	$0.000000

          The table above reflects the treatment of the dividends for the 2005 tax year. A total of 52.5352% (or $0.090623 per share) of the distributions paid on January 17, 2006 to shareholders of record on December 30, 2005 are considered 2005 distributions for federal income tax purposes. The balance of the January 17, 2006 distribution (47.4748% or $0.081877 per share) will be considered a 2006 distribution and will be reported in a manner to be determined with respect to the 2006 tax year. Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment of DiamondRock distributions.

          About DiamondRock Hospitality Company

          DiamondRock Hospitality Company is a self-advised real estate company that owns and acquires upper upscale and upscale hotel properties located in North America and operated under nationally recognized brand names. To a lesser extent, it acquires premium limited-service and extended-stay hotel properties in urban locations. DiamondRock has a strategic acquisition sourcing relationship with Marriott International. DiamondRock owns 15 hotels with 6,119 rooms in 10 States and one U.S. territory. For more information about DiamondRock or to receive future press releases, please see the Company’s website at http://www.drhc.com.

SOURCE  DiamondRock Hospitality Company
          -0-                                        01/27/2006
          /CONTACT:  Mark Brugger of DiamondRock Hospitality Company,
+1-240-744-1150, info@drhc.com/
          /Photo:  http://www.newscom.com/cgi-bin/prnh/20040708/DCTH028
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          /Web site:  http://www.drhc.com /